Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 33-44516, 33-46026, 33-62226, 33-88598, 333-02751, 333-29981, 333-52547, 333-75065, 333-34188, 333-54200, 333-101525, 333-127582, 333-145257 and 333-145258) on Forms S-8 and (Nos. 333-117230, 333-129889, 333-129891, 333-136465, 333-145524, 333-133087, 333-125180, 333-32374, 333-30358, 333-89073, 333-52461, 333-23423, 333-19815, 333-02323, 333-146212 and 333-161425) on Forms S-3 of Emisphere Technologies, Inc of our report dated March 31, 2011, relating to our audits of the financial statements at December 31, 2010 and 2009 and for the years then ended and internal control over financial reporting at December 31, 2010, which appear in this Annual Report on Form 10-K of Emisphere Technologies, Inc for the year ended December 31, 2010. Our report dated March 31, 2011, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
Our report dated March 31, 2011 on the effectiveness of internal control over financial reporting as of December 31, 2010, expressed an opinion that Emisphere Technologies, Inc. had not maintained effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
/s/ McGladrey & Pullen, LLP
New York, New York
March 31, 2011